Exhibit 99.3

Conference Call

Tenet Healthcare Corporation – Acquisition

of Vanguard Health Systems, Inc.

June 24, 2013

8:30 a.m. EDT

Introduction – Tom

Thank you operator and good morning everyone.

We appreciate you joining our call this morning on such short notice so that we can present additional information on this very important announcement for Tenet. This call is being recorded and will be available on replay.

With us today, we have: Trevor Fetter, Tenet President and CEO; Dan Cancelmi, Tenet CFO; and Keith Pitts, the Vice Chairman of Vanguard. They will walk you through the slide deck that is posted on our website. We will then open up the call to Q&A.

[Slide 1: Disclosures/ Forward-Looking Information]

Before we begin, let me remind you that Tenet’s management will be making forward-looking statements on this call. These statements are qualified by the cautionary note on forward-looking statements set forth on slide 1 and in our annual report on

Form 10-K.

During the Q&A portion of the call, callers are requested to limit themselves to one question and one follow-up question.

I’ll now turn the call over to Trevor.

Trevor Fetter

[Slide 2: Acquisition Highlights]

Thank you, Tom. As Tom mentioned, we very much appreciate everyone joining us on short notice. I hope you’ve had a chance to read our press release and have in front of you the presentation that we posted on the investor relations section of our website.

I believe today’s announcement is a major positive step for Tenet, so I would like to begin on Slide 2 by taking you through the highlights of this acquisition and the reasons why we are so excited about it.

To start with the headline, we have signed a definitive agreement in which Tenet will acquire Vanguard Health Systems for 21 dollars per share in an all-cash transaction that has been unanimously approved by both Boards. Including Vanguard’s debt, the total transaction value is approximately 4.3 billion dollars.

This transaction will be meaningfully accretive to Tenet’s earnings in the first year after closing. The combination of the companies enables us to create synergies that come primarily from the initiatives we’ve used to drive nine years of consecutive growth in EBITDA at Tenet. Those of you who have followed us know them by their acronyms: TGI, PMI, MPI and now PEP.

For those of you who aren’t as familiar with the Tenet story, I’m speaking of our demonstrated performance in selecting targeted service lines for growth, driving excellent performance in the revenue cycle and supply chain, using labor management techniques and systems to reduce cost, and implementing two umbrella initiatives that address clinical quality and process standardization.

These synergies are expected to generate very significant value. We already have identified between 100 and 200 million dollars in annual synergies, and we expect to achieve at least half of that run rate in the first year. The net present value of these synergies is approximately 1.4 billion dollars, so they are obviously very material to the strategic rationale for the transaction.

I’m very pleased that Charlie Martin has accepted an invitation from our directors to join our board upon closing. He will bring additional hospital operating and strategic experience to the board, which we see as a huge positive. As you would imagine, Charlie is in Nashville with Vanguard’s headquarters employees today.

On behalf of Ed Kangas, our non-executive chairman, and the other Tenet directors, I want to welcome Charlie to Tenet. Charlie is not only Vanguard’s Chairman and CEO; he also founded the company. I greatly admire the way in which Charlie has built Vanguard, by attracting impressive talent, creating a strong culture, and by building significant scale in the markets in which Vanguard operates. I’m sure you’re aware that Charlie’s track record over several decades in this business is one of repeatedly creating significant value.

As Tom mentioned, Keith Pitts, Vanguard’s Vice Chairman, is with us this morning and he has agreed to join the Tenet team upon closing. I’ve known Keith for many years and hold him in very high regard, and I can assure you that there’s no one in our industry who is better at developing acquisition opportunities and thinking strategically about the future of our industry. I’m looking forward to working closely with Keith, and to getting to know other members of Vanguard’s management team now that the announcement has been made.

One of the things that appeals to us about Vanguard is the complementary cultures of our two companies. We see the opportunity to recruit and retain Vanguard’s operational and corporate talent as a real plus in this acquisition and we will maintain a presence in Nashville.

Rounding out slide 2, we intend to continue our current share repurchase program in 2013, and while this transaction will result in a higher level of financial leverage for Tenet at the outset, we expect to return to pre-acquisition leverage by the end of 2014. Finally, we expect to close the transaction by the end of this year.

[Slide 3: Well-Positioned for the New Health Care Environment]

Moving to slide 3, this acquisition will enhance Tenet’s position in what we all acknowledge is a new and rapidly evolving health care environment.

The acquisition of Vanguard significantly increases our scale and diversifies our geographic footprint, increasing our hospital and outpatient facilities by 61 percent and 25 percent, respectively.

This acquisition will create a broader platform across which we can apply our skills in revenue cycle services, cost management and quality improvement, as well as our clinical integration and network development strategies. We will be taking some pages out of Vanguard’s playbook in these areas and rolling those out in our existing facilities and markets. Importantly, we will have new opportunities to actively manage our portfolio across the spectrum of assets that we will now own and operate.

Geographically, this transaction increases our reach significantly and enhances our growth opportunities. Tenet’s strategic priorities have always placed value on the creation of leadership positions in our markets. We will now be #1 or #2 in 19 key markets.

It is important to note that Tenet and Vanguard serve totally distinct markets with essentially no overlap. We are excited to add clear leadership positions in the growing and highly attractive San Antonio and South Texas markets, two of the crown jewels in Vanguard’s portfolio.

Those of you who know Tenet are familiar with our industry-leading business services division called Conifer Health Solutions. With the acquisition of Vanguard, we can now leverage Conifer across a much broader portfolio. In addition, the expertise and capabilities that Vanguard has developed from its health plan operations will enhance Conifer’s value-based care and population health management offerings and our own small health plan operations.

Vanguard’s hospitals will also become revenue cycle clients for Conifer. This will add materially to Conifer’s scale and drive incremental earnings power.

Vanguard’s health plan expertise in developing its ACO models and its successful clinical integration experience also will be important for our new and broader physician network. We will be in a better position to recruit, retain and align our physicians after the integration of our two systems.

Finally, because our cultures are so complementary, I have great confidence that our integration will go smoothly. I’ve been aware for a long time that we shared cultural values such as a commitment to high standards of clinical quality, ethics, and compliance, and that we are two organizations that put patients first. As evidence, I would invite you to review the two companies’ records of high scores in the CMS Core Measures and other metrics for assessing clinical quality.

[Slide 4: Complementary Operational Strengths and Shared Values]

As illustrated on slide 4, the management teams of both Tenet and Vanguard have shown the ability to successfully manage and grow their organizations through a period of significant complexity in the health care system.

Tenet’s track record in driving organic growth will now be augmented by an organization that has proven adept at generating growth through acquiring new facilities and creating partnerships with not-for-profit health systems to develop new markets. The great success we have achieved with our systematic approach to reducing costs through our Performance Excellence Program can accelerate the trajectory of margin improvement of Vanguard’s hospitals, many of which have been part of the company only a short time. In addition, we have found a number of areas where Vanguard has been very successful with innovative approaches to reducing costs, and we believe we can drive better performance in the Tenet hospitals by implementing Vanguard’s strategies across our portfolio.

For example, Vanguard has a very promising pilot program to reduce implant costs by controlling clinical pathways and device selection. Also, Vanguard has a strong process in place for drug formulary management, which includes a common repository for formulary, a strong substitution function, and audits of “off contract” prescribing. This process will fit well with Tenet’s strong Medication Use Management program that has driven significant savings company-wide.

Tenet’s approach to centralized managed care contracting and outpatient development strategies provide opportunities in Vanguard markets, while Vanguard’s expertise in health plan operations and innovative payment models will enhance the work that we are doing in those same areas.

By combining our operating strengths, we expect that we will continue to find both cost savings strategies and operational innovations in both of our organizations that we can leverage across a much larger base.

Again, with the acquisition of Vanguard, Tenet will be a stronger company, better positioned strategically, with best in class quality and safety programs, and perhaps most important of all, a value-based culture that is driven by ethics and a commitment to quality. Both companies take our responsibility to our patients and the communities we serve very seriously. At Tenet, we have been impressed by what we found during our extensive due diligence process.

[Slide 5: Established Positions in Key Markets]

As you can see from the map on slide 5, with the addition of Vanguard, Tenet will go from 49 hospitals and 126 outpatient centers serving 24 markets across 11 states, to 79 hospitals and 157 outpatient centers in 30 markets across 16 states.

This increased breadth allows for new opportunities for in-market growth and enhances our business by diversifying our geographic footprint.

[Slide 6: Adds Important New Markets in Texas]

Slide 6 shows that with the addition of the San Antonio and Harlingen-Brownsville markets to our existing operations in El Paso, Houston, Dallas and Nacogdoches, our revenues will double in the fast growing state of Texas. The opportunity to expand in Texas at this time, well in advance of the full implementation of health reform, is a very attractive feature of this transaction.

We look forward to applying our successful Outpatient, Physician, and Performance Excellence Program strategies to these key Texas markets. The extensive experience that Vanguard has with the Medicare ACE demonstration program in San Antonio will be of great value to our own efforts in developing new contracting models. And like many of our markets, Vanguard’s San Antonio and South Texas facilities are expected to experience significant upside related to the implementation of the Affordable Care Act.

[Slide 7: Geographic Presence Creates Substantial Benefit from Affordable Care Act]

Most of you have seen a scatter gram similar to the one on slide 7, on which we previously have shown the expected change in covered lives for each of our markets following implementation of the Affordable Care Act. On this version, we show market level data to illustrate how the Vanguard acquisition strengthens Tenet’s already attractive positioning relative to healthcare reform.

[Slide 8: Established Positions in Key Markets]

The addition of the Vanguard markets brings Tenet greater diversification of revenue sources as we expand geographically. As the top pair of pie charts on slide 8 show, this acquisition preserves Tenet’s strategy of building leading market share positions.

In addition, as the lower pie charts make clear, we are enhancing our diversification of revenue by adding a number of markets in Arizona, the upper Midwest and the Northeast.

[Slide 9: Revenue Breakdown]

Moving to slide 9, you can see that this diversification of revenue mix is not just geographical – we also will have a broader service offering because of the addition of Vanguard’s health plan operations. And importantly, as the right hand set of bars demonstrates, our balanced payor mix, with nearly 60% of our revenue coming from managed care, remains basically the same post-acquisition.

[Slide 10: Builds Conifer’s Position in Fast-Growing Healthcare Business Services Industry]

Slide 10 shows the very positive impact of this transaction on Conifer. We anticipate that with the addition of the Vanguard facilities, Conifer will process an additional 5 billion dollars in net client revenue, which should result in 250 million dollars in incremental annual revenue to Conifer. As you can see, the Vanguard acquisition adds to Conifer’s scale across the board.

[Slide 11: Enhanced Health Plan Expertise]

Turning to slide 11, the expertise that Vanguard has established in operating its health plans and ACOs, touching roughly 200,000 lives, brings additional diversification to our service offering. Again, while we were doing our due diligence, what we found from a management standpoint was impressive. Vanguard has processes and models in place that will enhance our ability to respond to opportunities that involve both payors and providers, such as state and federal initiatives to improve care and reduce cost for Medicare dual eligibles.

[Slide 12: Management Teams Bring Strong Growth Track Records to Combination]

Slide 12 shows that these are two companies that have great track records of consistent and sustained growth. Both companies grew EBITDA at a compound annual rate of roughly 15% over eight years. Tenet did it primarily through organic growth and Vanguard in substantial part through acquisition. I see these skills as complementary, and as acquisition opportunities become more attractive, and the necessity of organic growth more pressing, the combination of Tenet and Vanguard should be a very powerful engine of value creation.

[Slide 13: Synergies are Significant and Achievable]

I’ve been telling investors for many months at conferences and in meetings that the systems and skills we’ve developed to drive our organic growth is a source of synergy. That’s true whether we’re talking about a single hospital, a single surgery center, or an entire group of facilities. Slide 13 outlines the synergies that we have identified in this transaction.

Specifically, three areas – revenue cycle management efficiency and improvement, overhead reduction and supply chain and other operating improvements – comprise synergies totaling 100 to 200 million dollars annually. We expect that at least half of the synergies we’ve identified will be achieved in the first year following the closing of this transaction.

[Slide 14: Analysis Shows Clear Synergy Opportunities]

To give you a sense of our confidence about the specific synergies associated with the acquisition of Vanguard, look at the analysis of the performance of a select Vanguard market relative to the performance of a combination of similar Tenet hospitals on Slide 14. This slide shows where we see the potential for cost reduction in operating expenses when we compare that market’s performance to a group of Tenet’s comparable facilities. A large part of Vanguard’s revenue comes from facilities that are relatively new to their system. They are improving the margins of those markets on their own, but we believe we’ll be able to accelerate the margin improvement by implementing our well-developed systematic approach to performance excellence.

I hope you now have an idea why we think that this acquisition is so attractive from an operational and strategic standpoint. And to provide some financial details, I’ll now turn things over to Tenet’s CFO, Dan Cancelmi. Then I’ll come back for some closing remarks…Dan

Dan Cancelmi

[Slide 15: Tenet Retains Significant Financial Flexibility]

Thanks Trevor. Turning to slide 15, one of the reasons I’m excited about this acquisition is that although it is a significant transaction, we will still maintain our financial flexibility. I’m very pleased that we will be paying a modest multiple for Vanguard compared with historical transactions in this sector while offering an attractive premium to Vanguard’s shareholders. As Trevor mentioned, we estimate the net present value of the expected synergies from this transaction will be approximately $1.4 billion, clearly a substantial amount.

We already have in place the committed financing to close the transaction. Our leverage ratio, which will initially see an uptick, is expected to be in the range of the 4.75 to 5 by year-end 2014. Ultimately we would like to bring that down to a range of 4.25 to 4.75.

I do want to emphasize that our existing share repurchase program will continue through the rest of this year with share repurchases of approximately $200 million in the second half of 2013. Our existing NOLs of approximately $1.5 billion can be utilized across the earnings of the combined organization, meaning that we will utilize them more quickly, thus increasing their net present value and enhancing our cash flows.

Since we’ve recently seen a number of analyst reports suggesting the industry is experiencing a soft second quarter, let me provide an update on recent trends we are seeing in the quarter. The soft inpatient volume environment, which adversely impacted the industry in Q1, has continued into Q2. Based on our quarter-to-date admissions, we estimate our Q2 admissions will be approximately 3.5 percent lower than last year’s second quarter, which is meaningfully softer than what we had expected for the quarter.

Because of this, we expect our Adjusted EBITDA for the second quarter will be toward the low end of our Outlook range of $325 million to $375 million. Looking beyond admissions in the quarter, our outpatient strategies, commercial pricing, cost controls and other key performance measures are meeting our objectives. As we discussed on our April earnings call, we are pleased to confirm that we will recognize the anticipated amounts related to the approval of the managed care portion of the California Provider Fee program and HIT incentives. We will provide further clarity and specifics about the quarter in our second quarter earnings release and conference call, which is currently scheduled for August 6th.

[Slide 16: Next Steps and Road to Completion]

Slide 16 addresses the road to completing the acquisition and our integration process. Given that we have already signed a definitive agreement, that no shareholder vote is needed on our side, and that voting commitments from Vanguard’s controlling shareholders have been received, we expect to close the transaction by year-end.

We have already formed an integration team, and that team is ready to go with a carefully-structured and well-designed integration plan. As a result, we should begin to realize the financial and operational benefits of this acquisition in 2014, including capturing a significant portion of the projected synergies.

I will now hand the call back to Trevor. Trevor…

Trevor Fetter

Thanks Dan. As I mentioned, Keith Pitts, Vanguard’s Vice Chairman, has been gracious enough to join us today here in Dallas and will be joining the Tenet senior management team as Vice Chairman upon closing. I’ve asked Keith to make a few comments on behalf of the Vanguard team. Keith…

Keith Pitts

Thank you Trevor for your kind words earlier and for all your support for the Vanguard team. I am looking forward to working with all of you on integrating our two organizations, and as part of the Tenet team after this transaction closes. We all agree that this is a transformational time for our industry and we at Vanguard believe that by bringing our people, facilities and technology into the Tenet organization, we’ll be in a better position to be a driving force in this new environment.

I have known several of the Tenet team members for many years and believe that this combination is in the best interests of all of our stakeholders. We share similar values and both Vanguard and Tenet are focused on providing the best care for our patients in the communities we serve. I look forward to working with the Tenet team and to speaking with many of you on the call in the days and months ahead.

With that, I will hand the call back to Trevor.

Trevor Fetter

[Slide 17: Transaction Enhances Shareholder Value]

Thank you so much Keith – and thanks to my colleagues at Tenet as well as to you and the rest of the team at Vanguard who have worked so hard to bring this transaction together.

To summarize, as slide 17 shows, this is a value-creating transaction for us. It’s a strategic move that creates a powerful new health care company that is well positioned to compete effectively in a rapidly changing environment. I believe it’s a compelling transaction for our shareholders, as we can enhance and diversify our geographic markets, increase our operating scale, capture significant revenue and cost synergies, and maintain a strong balance sheet. As we go forward, the reputation

Vanguard has developed in the not-for-profit sector for being a good partner willing to engage in collaborative market development strategies will be essential to augmenting our growth.

Together we bring to our expanded enterprise complementary cultures, a shared commitment to quality, and managers with expertise across a wide range of services. At this time of unprecedented change in healthcare, we believe that the combined company will be better prepared to lead the transformation.”

[PAUSE]

I would like to thank everyone for calling in this morning and we will now take your questions.

Operator, please assemble the queue for the question and answer portion of the call.